Exhibit 4.5

CONFORMED COPY

Dated 23 December 2004

STT COMMUNICATIONS LTD.

STT CROSSING LTD

STT HUNGARY LIQUIDITY MANAGEMENT LIMITED LIABILITY COMPANY

THE BANK OF NEW YORK

acting as Trustee and as Collateral Agent

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

and certain of its subsidiaries as Obligors

THE HEDGING COUNTERPARTIES

named herein

SECURITY ARRANGEMENT AGREEMENT

London

99 Bishopsgate

London EC2M 3XF

(44) 020 7710 1000 (Tel)

(44) 020 7374 4460 (Fax)

www.lw.com

Contact: Peter J. Clark/Bryant B. Edwards

- i -

THIS AGREEMENT is made on 23 December 2004

BETWEEN:

(1)	STT COMMUNICATIONS LTD., a company incorporated under the laws of Singapore (“STT Parent”);

(2)	STT CROSSING LTD, a company incorporated under the laws of Mauritius (“STT Crossing”);

(3)	STT HUNGARY LIQUIDITY MANAGEMENT LIMITED LIABILITY COMPANY, a limited liability company incorporated under the laws of Hungary (“STT Hungary”);

(4)	THE BANK OF NEW YORK as trustee for the GC PLC Noteholders (the “Trustee”);

(5)	THE BANK OF NEW YORK as security trustee and collateral agent for the Secured Parties (the “Collateral Agent”);

(6)	GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED, a private limited company incorporated under the laws of England and Wales (Company No. 02495998) (“GCUK”);

(7)	THE COMPANIES named in Part I (The Original Obligors) of Schedule 1 as Obligors; and

(8)	THE PERSONS named in Part II (The Original Hedging Counterparties) of Schedule 1 (if any) as Hedging Counterparties.

NOW IT IS HEREBY AGREED as follows:

1.	INTERPRETATION AND DEFINITIONS

1.1	Definitions

In this Agreement:

“Additional Debt” means, in relation to the GC PLC Note Debt and the GCL Note Debt, any money or liability which arises or is incurred as a result of or in connection with:

(a)	any deferral, extension, novation or refinancing of such Debt;

(b)	any claim for damages, restitution or otherwise made in connection with such Debt;

(c)	any claim against an Obligor resulting from a recovery by such Obligor or any other person of a payment or discharge in respect of such Debt on the grounds of preference or otherwise; or

(d)	any amount (such as post-insolvency interest) which would be included in any of the foregoing but for any discharge, non-provability, unenforceability or non-allowability of the same in any insolvency or other proceedings.

“Affiliate” means, in relation to a person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, New York City and Singapore.

“Combined GC PLC Note Debt” means the GC PLC Note Debt and the Hedging Liabilities.

“Creditor” means the Trustee (on its own behalf and on behalf of the GC PLC Noteholders), the Collateral Agent, each STT Party and each Hedging Counterparty.

“Creditor Accession Deed” means a properly authorised and executed deed substantially in the form set out in Schedule 2 (Creditor Accession Deed).

“Debt” means the GCL Note Debt, the GC PLC Note Debt and the Hedging Liabilities.

“Dispute” has the meaning given to such term in Clause 15.2 (Submission to Jurisdiction).

“Encumbrance” means any standard security, assignation in security, bond and floating charge, mortgage, pledge, lien, charge, assignment for the purpose of providing security, hypothecation, right in security, security interest or trust arrangement for the purpose of providing security, and any other security agreement or other arrangement having the effect of providing security (including, without limitation, the deposit of monies or property with a person with the primary intention of affording such person a right of set-off or lien).

“Enforcement Action” means any action whatsoever to:

(a)	exercise or enforce any rights or remedies with respect to the Security (including any right of set-off or combination of accounts); or

(b)	take any formal or procedural steps in relation to any of the rights and remedies referred to in paragraph (a) of this definition, including any action to petition for (or take any other steps which may lead to):

(i)	the appointment of an administrative receiver, receiver, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(ii)	any procedure or step analogous to those described in sub-paragraph (b)(i) of this definition in any jurisdiction.

“Finance Documents” means the GC PLC Note Documents, the GCL Note Documents and the Hedging Agreements.

“Finance Parties” means the GCL Noteholders, the GC PLC Note Parties and the Hedging Counterparties.

“GCL” means Global Crossing Limited, a company incorporated under the laws of Bermuda.

“GCL Discharge Date” means the date on which the GCL Noteholders confirm to the Trustee, the Collateral Agent and the Obligors’ Agent that the GCL Note Debt has been irrevocably paid and discharged.

“GCL Note Debt” means all present and future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing due or incurred by any Obligor to the GCL Noteholders under the GCL Note Documents, together with any Additional Debt relating thereto.

“GCL Note Documents” means this Agreement, the GCL Note Indenture, the GCL Notes, the GCL Registration Rights Agreement, the “Note Guarantee” and each “Guarantee Supplement” (as each such term is defined in the GCL Note Indenture) and the GCL Note Security Documents.

“GCL Noteholders” means the holders of the GCL Notes from time to time, being STT Hungary and STT Crossing on the date hereof.

“GCL Noteholders’ Agent” means STT Parent (or such other person as the GCL Noteholders may from time to time notify to the other parties to this Agreement by not less than five Business Days’ notice).

“GCL Note Indenture” means the indenture dated on or about the date hereof between GCL, the other entities identified on the signature pages thereto under the caption “Guarantors” and Wells Fargo Bank Minnesota, N.A. as trustee and agent for the benefit of the GCL Noteholders.

“GCL Notes” means the $250,000,000 4.7% senior secured mandatory convertible notes due 2008 issued by GCL pursuant to the GCL Note Indenture.

“GCL Note Security Documents” means the “Security Documents” (as such term is defined in the GCL Note Indenture).

“GCL Registration Rights Agreement” means the registration rights agreement dated on or about the date hereof between GCL, STT Crossing and STT Hungary relating to the GCL Notes.

“GC PLC” means Global Crossing (UK) Finance plc, a public limited company incorporated under the laws of England and Wales (Company No. 05267403).

“GC PLC Discharge Date” means the date on which the Trustee confirms to the Collateral Agent, GCL Noteholders and the Obligors’ Agent that the GC PLC Note Debt has been irrevocably paid and discharged.

“GC PLC Note Debt” means all present and future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing due or incurred by any Obligor to any of the GC PLC Note Parties under the GC PLC Note Documents, together with any Additional Debt relating thereto.

“GC PLC Note Documents” means this Agreement, the GC PLC Note Indenture, the GC PLC Notes, the GC PLC Registration Rights Agreement, each “Guarantee” of a “Guarantor” (as each such term is defined in the GC PLC Note Indenture) and the GC PLC Note Security Documents.

“GC PLC Noteholders” means the holders of the GC PLC Notes from time to time.

“GC PLC Note Indenture” means the indenture dated on or about the date hereof between GC PLC, STT Parent, the Trustee, AIB/BNY Fund Management (Ireland) Limited and the guarantors referred to therein.

“GC PLC Note Party” means the Trustee, the Collateral Agent or any GC PLC Noteholder.

“GC PLC Notes” means the $200,000,000 10.75% senior secured notes due 2014 and the £105,000,000 11.75% senior secured notes due 2014 issued by GC PLC pursuant to the GC PLC Note Indenture (together with any other senior secured notes due 2014 issued by GC PLC from time to time in the circumstances specified in the GC PLC Note Indenture).

“GC PLC Note Security Documents” means the “Security Documents” (as such term is defined in the GC PLC Note Indenture) including, for the avoidance of doubt, the documents listed in Schedule 4 (GC PLC Note Security Documents).

“GC PLC Registration Rights Agreement” means the registration rights agreement dated on or about the date hereof between GC PLC, GCUK and the other parties thereto relating to the GC PLC Notes.

“Group” means GCUK and its Subsidiaries from time to time.

“Hedging Agreement” means each ISDA Master Agreement and related confirmation and any other currency hedging agreements or documents which may be entered into from time to time by an Obligor with a Hedging Counterparty to effect a Specified Treasury Transaction.

“Hedging Counterparty” means:

(a)	the persons (if any) named in Part II (The Original Hedging Counterparties) of Schedule 1; and

(b)	any other person who accedes to this Agreement as a Hedging Counterparty in accordance with Clause 4 (Hedging Counterparties).

“Hedging Liabilities” means all present and future sums, liabilities and obligations whatsoever (actual or contingent) payable, owing due or incurred by any Obligor to any Hedging Counterparty under any Hedging Agreement, as determined by the relevant Hedging Counterparty (acting reasonably).

“Holding Company” means, in relation to a person, any other person in respect of which it is a Subsidiary.

“Intercreditor Agreement” means the intercreditor and collateral agency agreement dated on or about the date hereof between, inter alios, the Trustee, the Collateral Agent and the Interest Hedge Secured Parties (as defined therein).

“Obligor” means GCUK, GC PLC and any other member of the Group which has an obligation to:

(a)	any GC PLC Note Party under the GC PLC Note Documents; or

(b)	any Hedging Counterparty under a Hedging Agreement.

“Obligor Accession Deed” means a deed substantially in the form set out in Schedule 3 (Obligor Accession Deed) under which a member of the Group becomes a party to this Agreement.

“Obligors’ Agent” means GCUK (or such other person as the Obligors may from time to time notify to the Creditors by not less than five Business Days’ notice).

“Permitted Encumbrance” means:

(a)	any guarantee or Encumbrance granted by any member of the Group (including, for the avoidance of doubt, the guarantees and Encumbrances constituted by the GC PLC Note Documents);

(b)	any Encumbrance or guarantee arising by virtue of any statutory or common law provisions relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a bank or other depositary or financial institution;

(c)	any Encumbrance arising by operation of law (or by agreement to the same effect);

(d)	any Encumbrance or guarantee arising from the general banking terms and conditions of a bank or other depositary or financial institution;

(e)	any Encumbrance arising from rights of set-off or netting arrangements under contracts; and

(f)	any other Encumbrance permitted under the GCL Note Documents.

“Qualified Sale” means a sale or disposal of shares or other assets:

(a)	pursuant to a public auction; or

(b)	for fair market value (taking into account the circumstances giving rise to such sale or disposal) as certified to the GCL Noteholders by an independent internationally recognised investment bank selected by the GCL Noteholders, acting reasonably.

“Relevant Officer” means a liquidator, administrator or similar officer in respect of any Obligor or any of its assets who is either appointed by, or supervised by, a court in the relevant jurisdiction and who acts in the interests of the creditors as a whole in respect of the relevant Obligor.

“Secured Parties” means the Trustee (on its own behalf and on behalf of the GC PLC Noteholders), the Collateral Agent and the Hedging Counterparties.

“Security” means the assets which are from time to time subject to the Encumbrances created by the GC PLC Note Security Documents or which the GC PLC Note Security Documents from time to time purport to charge, or any part of those assets.

“Specified Treasury Transaction” means a transaction entered into by an Obligor:

(a)	to limit the Group’s exposure to fluctuations in the foreign exchange rate between Dollars and Sterling in respect of the interest payments on the Dollar-denominated GC PLC Notes;

(b)	with a term of not more than five years from the initial issue date of the GC PLC Notes;

(c)	where the Hedging Liabilities under the relevant Hedging Agreement rank in right and priority of payment pari passu (or junior to) the GC PLC Note Debt (save where the claims of the relevant Hedging Counterparty are mandatorily preferred by law applying to companies generally); and

(d)	where the maximum amount payable in the event of the termination or close out of the transaction prior to its stated maturity does not exceed the breakage costs calculated in accordance with the relevant ISDA Master Agreement and related confirmation.

“STT Party” means STT Parent, STT Crossing or STT Hungary.

“Subsidiary” means, in relation to any person, any entity which is controlled directly or indirectly by that person or of whose dividends or distributions that person is entitled to receive more than fifty per cent. (50%) and any entity (whether or not so controlled) treated as a subsidiary in the latest financial statements of that person from time to time, and “control” for this purpose means the direct or indirect ownership of the majority of the voting share capital of such entity or the right or ability to direct management to comply with the type of material restrictions and obligations contemplated in this Agreement or to determine the composition of a majority of the board of directors (or like board) of such entity, in each case whether by virtue of ownership of share capital, contract or otherwise.

“Termination Date” means the earlier of:

(a)	the GCL Discharge Date;

(b)	the GC PLC Discharge Date; and

(c)	the date on which STT Parent confirms to the Trustee and the Collateral Agent that neither the STT Parties nor any of their respective Affiliates hold any direct or indirect interest in the GCL Note Debt.

1.2	Interpretation

Unless the context or the express provisions of this Agreement otherwise require:

(a)	words importing the singular shall include the plural and vice versa;

(b)	references in this Agreement to an Act of Parliament or to any particular Act of Parliament shall include any modification extension or re-enactment of it for the time being in force and shall also include all instruments, orders, plans, regulations, permissions and directions at any time deriving validity therefrom;

(c)	references in this Agreement to all or any documents shall be construed as references to those documents as the same may have been or may be from time to time amended, supplemented or novated (subject to any restriction on such changes contained herein);

(d)	any reference in this Agreement to a person shall include a company, partnership or unincorporated association;

(e)	any obligation of any Creditor or any Obligor to do something shall include an obligation to procure the same to be done and any obligation not to do something shall include an obligation not knowingly to permit, suffer or allow the same;

(f)	headings shall be ignored for the purposes of interpretation;

(g)	references in this Agreement to a party, shall be construed so as to include their respective successors in title, transferees and assigns and (where applicable) to any replacement or additional trustee or agent as permitted by and in accordance with the document governing the rights and obligations of such party and subject to the applicable terms of this Agreement;

(h)	references to a “Clause” or “Schedule” shall, subject to any contrary indication, be construed as a reference to a clause of this Agreement or schedule to this Agreement; and

(i)	references to “assets” shall include properties and revenues.

1.3	Currency Symbols and Definitions

“$” and “Dollars” denote lawful currency of the United States of America and “£” and “Sterling” denote the lawful currency of the United Kingdom of Great Britain and Northern Ireland.

2.	REPRESENTATIONS

Each of the parties to this Agreement severally represents and warrants to and for the benefit of each of the other parties to this Agreement (other than the Obligors), that it:

(a)	is duly established and (if a company) duly incorporated and validly existing with limited liability under the laws of the place of its incorporation and has the power to own its assets and carry on its business substantially as it is now being conducted;

(b)	has the power and capacity to enter into and comply with its obligations under this Agreement; and

(c)	has taken all necessary action:

(i)	to authorise the entry into and compliance with its obligations under this Agreement; and

(ii)	to ensure that its obligations under this Agreement are valid, legally binding and enforceable in accordance with their terms.

3.	UNDERTAKINGS

Until the Termination Date has occurred, without the prior written consent of the GCL Noteholders (such consent to be given or withheld in their absolute discretion):

(a)	each Obligor agrees that it will not, and will procure that none of its Subsidiaries will:

(i)	agree to change, amend, supplement, waive, novate or release any term of:

(x)	the GC PLC Note Documents; or

(y)	the Hedging Agreements (which would result in any transaction effected thereby ceasing to be a Specified Treasury Transaction); or

(ii)	create or permit to subsist any Encumbrance over any of its assets, or give any financial support to any person, in each case for, in respect of or in connection with, any of the Combined GC PLC Note Debt, save for Permitted Encumbrances;

(b)	the Trustee and the Collateral Agent each agrees that it will not agree to:

(i)	change, modify, amend, supplement, or novate any of the GC PLC Note Documents; or

(ii)	knowingly and intentionally take, accept or receive the benefit of any financial support or Encumbrance in respect of any of the Combined GC PLC Note Debt from GCL or any of its Subsidiaries, save for Permitted Encumbrances; and

(c)	each Hedging Counterparty agrees that it will not agree to change, modify, amend, supplement, or novate any term of the Intercreditor Agreement.

4.	HEDGING COUNTERPARTIES

4.1	Accession of Hedging Counterparties

(a)	If there are no Hedging Counterparties specified in Part II (The Original Hedging Counterparties) of Schedule 1 then the provisions of this Agreement relating to Hedging Counterparties will not come into effect until such time as a person enters into a Hedging Agreement with an Obligor and accedes to this Agreement in accordance with this Clause 4.1.

(b)	No person providing interest or currency swap or hedging facilities to any Obligor will be entitled to take the benefit of (x) any of the Encumbrances constituted by the GC PLC Note Security Documents in respect of any of the liabilities or debt arising under such swap or hedging facilities or (y) the undertakings of the parties to this Agreement unless:

(i)	the liabilities or debt to be secured by the Encumbrances constituted by the GC PLC Note Security Documents relate(s) to a Specified Treasury Transaction entered into by such person; and

(ii)	before or at the same time as such person accedes to the Intercreditor Agreement as a Interest Hedge Secured Party (as defined therein), it (x) has duly executed this Agreement as a Hedging Counterparty or (y) in the case of a person who has entered into a Hedging Agreement after the date hereof, executes and delivers to STT Parent, the GCL Noteholders’ Agent, the Trustee, the Collateral Agent and GC PLC a duly completed Creditor Accession Deed.

Upon satisfaction of the above conditions, such person will, subject to this Clause 4.1, acquire all its rights and assume all its obligations as a Hedging Counterparty under this Agreement in relation to any Hedging Agreements to which it is a party that are entered into other than in breach of the Finance Documents.

4.2	Hedging Agreements

Each Hedging Counterparty will provide to STT Parent, the GCL Noteholders’ Agent, the Trustee, the Collateral Agent and GC PLC copies of all documents constituting the Hedging Agreements as soon as reasonably practicable after the execution thereof (together with any amendments or supplements thereto).

5.	OBLIGORS’ AGENT

Each Obligor (other than GCUK) irrevocably appoints the Obligors’ Agent to act on its behalf as its agent in relation to the Finance Documents to which such Obligor is a party and each Obligor (other than GCUK) irrevocably authorises the Obligors’ Agent on its behalf to give and receive all notices and instructions and on its behalf to enter into any agreement capable of being entered into by any Obligor in relation to the

Finance Documents to which such Obligor is a party notwithstanding that such agreement may affect such Obligor, without further reference to, or the consent of, such Obligor and such Obligor shall be bound thereby as though such Obligor itself had given such notices and instructions or entered into such agreements.

6.	GCL NOTEHOLDERS’ AGENT

Each GCL Noteholder irrevocably appoints the GCL Noteholders’ Agent to act on its behalf as its agent in relation to the GCL Note Documents and each GCL Noteholder irrevocably authorises the GCL Noteholders’ Agent on its behalf to give and receive all notices and instructions (including in relation to waivers, amendments and releases) and on its behalf to enter into any agreement capable of being entered into by any GCL Noteholder in relation to the GCL Note Documents notwithstanding that such agreement may affect such GCL Noteholder, without further reference to, or the consent of, such GCL Noteholder and such GCL Noteholder shall be bound thereby as though such GCL Noteholder itself had given such notices and instructions or entered into such agreements.

7.	ENFORCEMENT OF SECURITY

7.1	Restrictions on Enforcement Action by the Collateral Agent

Subject to Clause 7.2 below, until the Termination Date has occurred, no asset of any member of the Group may be sold or otherwise disposed of (whether by the Collateral Agent, by another person appointed by it, or by another person at the request of the Collateral Agent) pursuant to an Enforcement Action commenced by or on behalf of the Collateral Agent under the GC PLC Note Security Documents unless:

(a)	such sale or disposal is:

(i)	pursuant to a Qualified Sale;

(ii)	for cash consideration payable at closing (and therefore not including, for the avoidance of doubt, any element of deferred compensation); and

(iii)	in the case of a sale or disposal of shares in a member of the Group, all of the shares in such person held by the Obligors are sold or otherwise disposed of; and

(b)	simultaneously with the receipt in full of the completion monies relating to such sale or disposal, the shares or other assets being sold or otherwise disposed of are unconditionally released and discharged from all Encumbrances in favour of the Secured Parties created by the GC PLC Note Security Documents.

7.2	Relevant Officers

Notwithstanding the foregoing, this Agreement does not and does not purport to limit the rights of a Relevant Officer to take any action permitted by applicable law.

7.3	No Further Impairment

The restrictions on Enforcement Action set forth in Clause 7.1 of this Agreement shall not impair the ability of the Secured Parties to recover any amounts payable:

(a)	under any of the GC PLC Note Indenture, the GC PLC Notes, any “Guarantee” of a “Guarantor” (as each such term is defined in the GC PLC Note Indenture) or any Hedging Agreement; or

(b)	from the proceeds of sale or disposal by any member of the Group of any or all of its assets (including, for the avoidance of doubt, any Security and any shares or other assets which formerly constituted Security), provided that such proceeds are available for the benefit of all of the unsecured creditors of the relevant member of the Group.

7.4	Release following Completion of Enforcement Action

Following the completion of all Enforcement Action against an Obligor commenced by or on behalf of the Collateral Agent under the GC PLC Note Security Documents, the Collateral Agent shall promptly and unconditionally:

(a)	release such Obligor from all of its obligations in relation to the GC PLC Note Security Documents; and

(b)	release and discharge all Encumbrances in favour of the Secured Parties created by the GC PLC Note Security Documents and relating to such Obligor.

For the purposes of this Clause 7.4, Enforcement Action described in paragraph (a) of the definition thereof shall not be deemed to have been completed until receipt in full by the relevant person of the proceeds relating thereto.

8.	STATUS OF OBLIGORS

(a)	Each of the Obligors hereby acknowledges the rights and obligations recorded in this Agreement and undertakes with the other parties hereto to observe the provisions of this Agreement at all times and not in any way to prejudice or affect the enforcement of such provisions or do or suffer anything to be done which would be inconsistent with the terms of this Agreement.

(b)	None of the Obligors shall have any rights hereunder and none of the undertakings herein contained on the part of the Creditors are given (or shall be deemed to have been given) to, or for the benefit of, the Obligors.

9.	NOTICES

9.1	Mode of Service

Each communication to be made hereunder shall be made in writing but, unless otherwise stated, may be made by fax or letter.

9.2	Addresses

The address and fax number or, as the case may be, the addresses and fax numbers, (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is:

(a)	in the case of any STT Party:

c/o STT Communications Ltd.
51 Cuppage Road
#10-11/17, StarHub Centre
Singapore 229469

	Fax:	+65 6720 7220
	Attention:	General Counsel

with a copy to:

Latham & Watkins LLP
80 Raffles Place
#14-20 UOB Plaza 2
Singapore 048624

	Fax:	+65 6536 1171
	Attention:	Michael W. Sturrock

(b)	in the case of the Trustee and the Collateral Agent:

The Bank of New York
One Canada Square
London E14 5AL
United Kingdom

	Fax:	+44 (0)207 964 6399
	Attention:	Corporate Trust Administration

(c)	in the case of GCUK and GC PLC:

Global Crossing (UK) Telecommunications Limited
Centennium House, 8th Floor
100 Lower Thames Street
London EC3 6DL
United Kingdom

	Fax:	+44 (0) 207 907 2903
	Attention:	Bernard Keogh, Regional Counsel, Europe

with a copy to:

Global Crossing Limited
200 Park Avenue, M Suite 300
Florham Park, New Jersey 07932
United States of America

	Fax:	+1 973 360 0538
	Attention:	General Counsel

and

Weil, Gotshal & Manges LLP
One South Place
London EC2M 2WG
United Kingdom

	Fax:	+44 (0) 207 903 0990
	Attention:	Wayne Rapozo

and

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153-0119
United States of America

	Fax:	+1 212 310 8007
	Attention:	Andrew Colao

(d)	in the case of J. Aron & Company:

J. Aron & Company
85 Broad Street
New York, New York 10004
United States of America

	Fax:	+1 212 902 5692
	Attention:	Swap Operations

or any substitute address, fax number or department or officer as the party may notify to the other parties to this Agreement by not less than five Business Days’ notice.

9.3	Delivery

(a)

Any communication or document to be made or delivered by one person to another pursuant to or in connection with this Agreement shall (unless that other person has by five Business Days’ written notice to the one specified another address) be made or delivered to that other person at the address set out above or identified with its signature below and shall be deemed to have been made or delivered when received in legible form (in the case of any communication made by fax) or (in the case of any communication made by letter) when left at that address or (as the case may be) five Business Days’ after being deposited in the post, postage prepaid, in an envelope addressed to it at that address, provided that if such communication or document would otherwise be deemed to have been received on a day which is not a Business Day it shall be deemed to have been received on the next subsequent Business Day.

(b)	Any communication or document made or delivered to the Obligors’ Agent in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

(c)	Any communication or document made or delivered to the GCL Noteholders’ Agent in accordance with this Clause will be deemed to have been made or delivered to each of the GCL Noteholders.

9.4	English Language

Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language.

10.	ASSIGNMENTS AND TRANSFERS

10.1	Assignment and Transfers by Obligors

No Obligor may assign or transfer all or any part of its rights, benefits or obligations under this Agreement.

10.2	Assignments and Transfers by Creditors

(a)	A Creditor (in this capacity the “Transferor”) may at any time assign any of its rights under this Agreement or transfer any of its rights and obligations under this Agreement to any person (a “Transferee”) to whom a Transferor is permitted to assign or transfer rights, benefits and obligations under the Finance Documents.

(b)	An assignment or transfer will only be effective if the Transferee executes and delivers to STT Parent, the GCL Noteholders’ Agent, the Trustee, the Collateral Agent and GC PLC a Creditor Accession Deed under which the Transferee agrees to be bound by all of the terms of this Agreement as if it had originally been a party to this Agreement as STT Parent, a GCL Noteholder, a Hedging Counterparty, the Trustee or the Collateral Agent (as the case may be).

10.3	Accession of New Obligors

GCUK will procure that any member of the Group or other person (a “New Obligor”) which grants any Encumbrance or guarantee in respect of, or otherwise becomes liable for, any of the Combined GC PLC Note Debt after the date of this Agreement will promptly complete, sign and deliver to STT Parent, the GCL Noteholders’ Agent, the Trustee, the Collateral Agent and GCUK an Obligor Accession Deed under which the New Obligor agrees to be bound by all of the terms of this Agreement as if it had originally been party to this Agreement as an Obligor.

10.4	Benefit of Agreement

This Agreement will be binding upon, and enure for the benefit of, each party to it and its or any subsequent permitted successors or assigns.

11.	AMENDMENTS

The provisions of this Agreement may not be amended (otherwise than in accordance with the terms of this Agreement) except by written agreement between the parties hereto.

12.	MISCELLANEOUS

12.1	Counterparts

This Agreement may be executed in any number of counterparts and by the parties to this Agreement on separate counterparts, each of which, when executed and delivered, shall constitute an original, but all the counterparts shall together constitute one and the same instrument.

12.2	Failure to Execute

The obligations of the parties who have executed this Agreement shall not be affected by the fact that not all of the parties to this Agreement have validly executed this Agreement and such obligations shall be binding inter se.

12.3	Invalidity of any Provision

If any provision of this Agreement is prohibited or unenforceable in any jurisdiction in relation to any party to this Agreement, such prohibition or unenforceability shall not invalidate the remaining provisions of this Agreement or affect the validity or enforceability of such provision in any other jurisdiction or in relation to any of the other parties to this Agreement.

12.4	Override

(a)	This Agreement overrides anything in the other Finance Documents to the contrary.

(b)	Notwithstanding anything to the contrary set out herein, the Secured Parties may exercise any rights and remedies that they may have against Obligors as unsecured creditors in accordance with the terms of the GC PLC Note Documents, the Hedging Agreements and applicable law.

12.5	Relationship between the GC PLC Note Documents and the GCL Note Documents

Subject to Clause 12.4 (Override), notwithstanding anything in the other Finance Documents to the contrary:

(a)	to the extent that there is a conflict, contradiction or inconsistency between the terms of the GCL Note Documents and the GC PLC Note Documents, the terms of the GC PLC Note Documents shall prevail and compliance with the terms of the GC PLC Note Documents shall be deemed to be compliance in full with the relevant terms of the GCL Note Documents; and

(b)	to the extent that any terms of the GCL Note Documents entered into by any member of the Group extend beyond the equivalent terms of the GC PLC Note Documents entered into by such person, compliance with the terms of the GC PLC Note Documents shall be deemed to be compliance in full with the relevant terms of the GCL Note Documents.

12.6	Resignation of the Trustee or the Collateral Agent

Except as may be required to comply with applicable law, neither the Trustee nor the Collateral Agent may resign or be removed as specified in the GC PLC Note Indenture or the Intercreditor Agreement (as the case may be) unless a replacement Trustee or Collateral Agent (as the case may be) agrees with all other parties to this Agreement to become the relevant replacement agent under this Agreement by delivering an executed Creditor Accession Deed in accordance with Clause 10.2 (Assignments and Transfers by Creditors).

12.7	Discharge of Debt

Promptly after the occurrence of the GCL Discharge Date or the GC PLC Discharge Date, the GCL Noteholders or the Trustee (as the case may be) shall confirm this fact in writing to the other parties to this Agreement.

12.8	GCL Note Debt

STT Parent will promptly notify the other parties to this Agreement once neither the STT Parties nor any of their respective Affiliates hold any direct or indirect interest in the GCL Note Debt, other than as a result of the occurrence of the GCL Discharge Date.

12.9	No Implied Waivers

(a)	No failure or delay by any of the Creditors in exercising any right, power or privilege under this Agreement will operate as a waiver of that right, power or privilege, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise of that right, power or privilege, or the exercise of any other right, power or privilege.

(b)	The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights and remedies provided by law and all those rights and remedies will, except where expressly provided otherwise in this Agreement, be available to the Creditors severally and any Creditor shall be entitled to commence proceedings in connection with those rights and remedies in its own name.

12.10	Certificates Conclusive

A certificate from a Finance Party as to the amount for the time being of the Debt owed to that Finance Party shall be conclusive evidence of the amount of such Debt in the absence of any manifest error.

12.11	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefits of any term of this Agreement.

13.	EXPENSES

13.1	Transaction Expenses

Each Obligor shall, shall from time to time, forthwith on demand, reimburse each Creditor, for all reasonable and documented costs and expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the completion of the transactions contemplated herein.

13.2	Costs of Preservation and Enforcement of Rights

Each Obligor shall, shall from time to time, forthwith on demand, reimburse each Creditor on a full indemnity basis for all costs and expenses incurred by it in connection with the preservation and/or enforcement of any of the rights of the Creditors under this Agreement.

13.3	Amendment Costs

If any Obligor requests any amendment, waiver or consent in respect of this Agreement then each Obligor shall, forthwith on demand, reimburse each Creditor for all reasonable and documented costs and expenses incurred by such person in responding to or complying with such request.

13.4	Legal Expenses and Taxes

The costs and expenses referred to in this Clause 13 include, without limitation, the fees and expenses of legal advisers and any value added tax or similar tax, and are payable in the currency in which they are incurred.

14.	MATTERS RELATING TO THE TRUSTEE AND THE COLLATERAL AGENT

14.1	Liability

It is expressly understood and agreed by each of the parties to this Agreement that this Agreement is executed and delivered by each of the Trustee and the Collateral Agent (a) not individually or personally but solely in its capacity as the Trustee or the Collateral Agent (as the case may be) in the exercise of the powers and authority conferred and vested in it under the GC PLC Note Indenture or the Intercreditor Agreement (as the case may be) and (b) on the basis that it shall have no personal liability hereunder. It is further expressly understood and agreed by the parties to this Agreement that in no case shall either the Trustee or the Collateral Agent be (i) personally liable, responsible or accountable in damages or otherwise for the actions of any GC PLC Noteholder or any Hedging Counterparty, (ii) personally liable, responsible or accountable in damages or otherwise to any other party to this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by it in good faith in accordance with this Agreement and any of the other GC PLC Note Documents in a manner that the Trustee or the Collateral Agent (as the case may be) reasonably believed to be within the scope of the authority conferred on it by this Agreement or any of the other GC PLC Note Documents or by law, except to the extent that such act or omission resulted from the gross negligence or wilful misconduct of the Trustee or the Collateral Agent (as the case may be), or (iii) personally liable for or on account of any of the statements, representations, warranties, covenants or obligations stated to be those of any other party to this Agreement, all such liability, if any, being expressly waived by the parties to this Agreement and any person claiming by, through or under such party. Notwithstanding any other provision of this Agreement, neither the Trustee nor the Collateral Agent shall be required to indemnify any other person, whether or not a party to this Agreement, in respect of any losses or liability incurred as a result of or in connection with the transactions contemplated by this Agreement or the other GC PLC Note Documents.

14.2	No Action

Notwithstanding any other provision of this Agreement, neither the Trustee nor the Collateral Agent shall have any obligation to take any action under this Agreement or any other Finance Document unless it is indemnified to its satisfaction in its sole discretion in respect of all costs, expenses, losses and liabilities which might in its reasonable opinion be incurred by it as a result of or in connection with such action.

14.3	No Fiduciary Duty

Neither the Trustee nor the Collateral Agent shall be deemed to owe any fiduciary duty to any party to this Agreement and, in acting in its capacity as trustee for the GC PLC Noteholders or collateral agent for the Secured Parties (as the case may be), is not required to have any regard to the interests of any other Creditors. With respect to the other parties to this Agreement, subject to the other provisions of this Clause 14, each of the Trustee and the Collateral Agent undertakes to perform or to observe only such of its covenants or obligations as are specifically set forth in the GC PLC Note Documents and/or this Agreement and no implied agreements, covenants or obligations with respect to the other parties to this Agreement shall be read into this Agreement against either the Trustee or the Collateral Agent.

14.4	Reliance and Advice

The Trustee and the Collateral Agent may each:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by any person regarding any matters which may be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a party other than the Trustee or the Collateral Agent (as the case may be)).

14.5	Responsibility of the Trustee and the Collateral Agent

Neither the Trustee nor the Collateral Agent is responsible to any other party to this Agreement for the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance:

(a)	by any other person of any Finance Document or any other document;

(b)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document by any other person; or

(c)	any observance by any Obligor or any other member of the Group of its obligations under any Finance Document or any other document.

14.6	Disclosure of Information

Each Obligor irrevocably authorises the Trustee and the Collateral Agent to disclose to any Creditor any information which is received by the Trustee in its capacity as the Trustee or the Collateral Agent in its capacity as the Collateral Agent (as the case may be).

14.7	Illegality

The Trustee and the Collateral Agent may each refrain from doing anything (including disclosing any information) which is, in its reasonable opinion, reasonably likely to constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which is, in its reasonable opinion, necessary to comply with any law or regulation.

14.8	Benefit of the GC PLC Note Documents

In acting as the Trustee or the Collateral Agent (as the case may be) pursuant to this Agreement, the parties to this Agreement acknowledge and agree that the Trustee and the Collateral Agent shall be entitled to the benefit of all of the provisions of the other GC PLC Note Documents (including, without limitation, in respect of the remuneration and indemnification of the Trustee and the Collateral Agent (as the case may be)) which are expressed to be in its favour or for its protection, insofar as the same are not contrary to English law.

14.9	Provisions Survive Termination

The provisions of this Clause 14 shall survive the termination of this Agreement.

15.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

15.1	Governing Law

This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement) shall be governed by, and construed in accordance with, English law.

15.2	Submission to Jurisdiction

For the benefit of each party to this Agreement, each other party to this Agreement irrevocably submits to the non-exclusive jurisdiction of the English courts for the purpose of hearing and determining any dispute arising out of this Agreement (a “Dispute”) and for the purpose of enforcement of any judgment against its assets.

15.3	Service of Process

Without prejudice to any other mode of service allowed under any relevant law, each STT Party:

(a)	irrevocably appoints Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement or any judgment in connection therewith; and

(b)	agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date first written above.

SCHEDULE 1

Part I

The Original Obligors

Name of Obligor	Jurisdiction of incorporation	Registration number (or equivalent if any)
Global Crossing (UK) Telecommunications Limited	England & Wales	02495998

Global Crossing (UK) Finance plc	England & Wales	05267403

Part II

The Original Hedging Counterparties

J. Aron & Company

SCHEDULE 2

Creditor Accession Deed

THIS DEED is made on [                ] and is supplemental to a security arrangement agreement dated [    ] December 2004 made between, inter alios, STT Communications Ltd, STT Crossing Ltd, STT Hungary Liquidity Management Limited Liability Company, The Bank of New York, GCUK, GC PLC and the Hedging Counterparties (the “Security Arrangement Agreement”).

Words and expressions defined in the Security Arrangement Agreement have the same meanings when used in this Deed.

[Name of New Creditor] (the “New Creditor”) hereby agrees with each other person who is or who has become a party to the Security Arrangement Agreement that with effect on and from the date hereof it will be bound by the terms of the Security Arrangement Agreement as [STT Parent/a GCL Noteholder/the Trustee/the Collateral Agent/a Hedging Counterparty]* as if it had originally been party to the Security Arrangement Agreement in that capacity.

The New Creditor confirms that its address details for notices in relation to Clause 9 (Notices) are as follows:

Address:	[ ]
Facsimile:	[ ]
Attention:	[ ]

This Deed shall be governed by and construed in accordance with English law.

[Without prejudice to any other mode of service allowed under any relevant law, the New Creditor (a) irrevocably appoints [•] as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed or any judgment in connection therewith and (b) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.]+

IN WITNESS WHEREOF this Deed has been duly executed on the date first above written.

[Name of New Creditor]

[Insert appropriate execution language for execution as a deed]

*	Delete as applicable

+	Delete if New Creditor is incorporated in England & Wales

SCHEDULE 3

Obligor Accession Deed

THIS DEED is made on [                ] and is supplemental to a security arrangement agreement dated [    ] December 2004 made between, inter alios, STT Communications Ltd, STT Crossing Ltd, STT Hungary Liquidity Management Limited Liability Company, The Bank of New York, GCUK, GC PLC and the Hedging Counterparties (the “Security Arrangement Agreement”).

Words and expressions defined in the Security Arrangement Agreement have the same meanings when used in this Deed.

[Name of New Obligor] (the “New Obligor”) hereby agrees with each other person who is or who has become a party to the Security Arrangement Agreement that with effect on and from the date hereof it will be bound by the terms of the Security Arrangement Agreement as an Obligor as if it had originally been party to the Security Arrangement Agreement in that capacity.

The New Obligor confirms that its address details for notices in relation to Clause 9 (Notices) are as follows:

Address:	[ ]
Facsimile:	[ ]
Attention:	[ ]

This Deed shall be governed by and construed in accordance with English law.

[Without prejudice to any other mode of service allowed under any relevant law, the New Obligor (a) irrevocably appoints [•] as its agent for service of process in relation to any proceedings before the English courts in connection with this Deed or any judgment in connection therewith and (b) agrees that failure by a process agent to notify it of the process will not invalidate the proceedings concerned.]*

IN WITNESS WHEREOF this Deed has been duly executed on the date first above written.

[Name of New Obligor]

[Insert appropriate execution language for execution as a deed]

*	Delete if New Obligor is incorporated in England & Wales

SCHEDULE 4

GC PLC Note Security Documents

1.	The Intercreditor Agreement.

2.	Debenture dated on or about the date hereof made between (1) GCUK and GC PLC as chargors and (2) the Collateral Agent.

SIGNATORIES

STT Parent

STT COMMUNICATIONS LTD.

By:	/s/ JEAN MANDEVILLE
Name:	Jean Mandeville
Title:	Chief Financial Officer

STT Crossing

STT CROSSING LTD.

By:	/s/ JEAN MANDEVILLE
Name:	Jean Mandeville
Title:	Director

STT Hungary

STT HUNGARY LIQUIDITY MANAGEMENT LIMITED LIABILITY COMPANY

By:	/s/ JEAN MANDEVILLE
Name:	Jean Mandeville
Title:	Managing Director

By:	/s/ NANDOR OLASZ
Name:	Nandor Olasz
Title:	Managing Director

[Security Arrangement Agreement]

The Trustee

THE BANK OF NEW YORK

By:	/s/ DANIEL WYNNE
Name:	Daniel Wynne
Title:	Vice President

The Collateral Agent

THE BANK OF NEW YORK

By:	/s/ DANIEL WYNNE
Name:	Daniel Wynne
Title:	Vice President

The Original Obligors

GLOBAL CROSSING (UK) TELECOMMUNICATIONS LIMITED

By:	/s/ PHILIP METCALF
Name:	Philip Metcalf
Title:	Director

GLOBAL CROSSING (UK) FINANCE PLC

By:	/s/ PHILIP METCALF
Name:	Philip Metcalf
Title:	Director

[Security Arrangement Agreement]

The Original Hedging Counterparty

J. ARON & COMPANY

By:	/s/ HARVEY SCHWARTZ
Name:	Harvey Schwartz
Title:	Managing Director

[Security Arrangement Agreement]